EXHIBIT 99.1

Welcome to Our Annual Meeting of Shareholder s May 19, 2020 Dennis W. Doll Chairman, President and CEO

x Activated emergency and business continuity plans x Closed walk - in payment center and suspended service shutoffs for non - payment x Observed CDC guidelines to keep employees and customers safe x Reprioritized construction projects to focus on those with least customer impact COVID - 19 RESPONSE COVID - 19 demonstrated the importance of essential water and wastewater service in the protection of public health . We thank our professionals who continue to keep these vital services flowing. 2

Annual Meeting of Shareholder s May 19, 2020 Dennis W. Doll Chairman, President and CEO

OPERATIONS HIGHLIGHTS 4

ESSENTIAL PROJECTS 5

WESTERN TRANSMISSION MAIN x Completed construction of the Western Transmission Main, a 4.5 mile supplemental 42” diameter transmission main through two large municipalities x Main was placed into service in March 2020 x Financed through the New Jersey Infrastructure Bank 6

CJO PLANT UPGRADE x Largest water treatment plant in New Jersey to include ozone treatment and other enhancements x Ensure compliance with increasingly stringent regulations x Financed through NJEDA x Anticipated completion by mid - 2021 7

RENEW 2020 x $6.7 Million investment in Township of Edison, NJ to replace 14,000 linear feet of main x $4.5 Million investment in City of South Amboy to replace 10,200 linear feet of main x Service lines, valves and fire hydrants also being upgraded x Work will improve fire flows and overall service quality x Installing exterior meter pits RENEW 2019 $10 Million investment in Borough of Carteret , NJ to upgrade 4 miles of main. 8

UTILITY PLANT (Millions) $461 $519 $598 $696 $785 $831 $243 $257 $277 $298 $323 $335 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2017 2018 2019 2020 2021 2022 New Jersey Delaware 9

CAPITAL PROJECT FUNDING COMMON EQUITY 2019 ▪ 5% Discount – Reinvestment Plan - $12.7 Million ▪ November Public Offering $43.8 Million FIRST MORTGAGE BONDS 2019 ▪ NJEDA - $60.0 Million 2020 ▪ Up to $40.0 Million (Net) 2021 ▪ Up to $40.0 Million (Net) 10

CONSOLIDATED CAPITAL STRUCTURE Actual Debt Forecast Debt Forecast 3/31/2020% 12/31/2020 % Beyond 2020 % Debt $275 45.5% $297 46.6% $340 40.3% Equity 329 54.5% 340 53.4% 350 50.7% TOTAL $604 100% $637 100% $690 100% 11

Company Effective Date Annual Revenues Middlesex (PWAC) April 4, 2020 $0.6 Million Tidewater (DSIC) January 1, 2020 $0.5 Million Pinelands November 4, 2019 $0.5 Million RECENT RATE ACTIVITY 12

FIRST QUARTER 2020 RESULTS (In Millions) 2020 $31.8 $25.2 $7.7 $0.44 2019 $30.7 $ 23.7 $ 6.6 $0.39 Operating Revenues O & M Expenses Net Income Diluted Earnings Per Share 13

Other News ▪ Issued Middlesex 2018 - 2019 Corporate Sustainability Report ▪ New Lead Director, Walter G. Reinhard Richard M. Risoldi , COO retired after 29 years. Jeffries Shein , retired after 30 years of board service including 10 as Lead Director. 14

Time Allotted for Shareholder Questions 15

Thank You for participating. For more information visit the Investors tab at www.middlesexwater.com Dennis W. Doll Chairman, President and CEO